EXHIBIT 10.2

THE NEWARK GROUP, INC.

STOCK APPRECIATION RIGHTS PLAN

As of May 1, 1995

THE NEWARK GROUP, INC.

STOCK APPRECIATION RIGHTS PLAN

Section 1.	Purposes

The purposes of the Plan are:

(a)	to promote the interests of each Employer by providing additional contingent compensation as an incentive to its Key Employees who make substantial contributions to the management, growth, and success of their respective Employers through their ability, loyalty, and creativity; and

(b)	to enable each Employer to attract, retain, and motivate Key Employees who are essential for the Employer’s continued growth and profitability.

Such compensation shall be based upon the award of SARs, the value of which is related to the appreciation in the value of Stock.

Section 2.	Definitions

2.1	“Award” means any grant of SARs to a Participant.

2.2	“Award Date” means the date as of which an Award is made, as established by the Committee in its sole discretion.

2.3	“Board” means the Board of Directors of the Company or its Executive Committee.

2.4	“Cause” means a Participant’s willful misconduct, as determined by the Committee in its sole discretion.

2.5	“Chairman” means the Chairman of the Board of the Company.

2.6	“Committee” means the Plan Committee as provided for in section 4.

2.7	“Company” means The Newark Group, Inc., a New Jersey corporation, its successors and assigns.

2.8	“Employee” means a regular, full-time employee of an Employer.

2.9	“Employer” means each of the Company, any Subsidiary, their successors and assigns.

2.10	“Employment Termination Date” means the effective date as of which an Employee’s employment by the Group has terminated.

2.11	“ESOP” means The Newark Group, Inc. Employees’ Stock Ownership Plan (effective May 1, 1985), as amended from time to time.

2.12	“Exercise Date” means the date on which the Committee receives written notice, given in accordance with subsection 13.1, of a Participant’s election to receive the Exercise Value of his or her vested SARs, or the date of a deemed exercise in accordance with subsection 13.2.

2.13	“Exercise Period” means, with respect to any SAR granted by an Award, the period beginning on a Participant’s Vesting Date and ending on (and inclusive of) (a) the fifth (5th) anniversary of the Award Date for such Award, or (b) such other date as may be established in accordance with Sections 12 or 14.

2.14	“Exercise Value” means, with respect to any SAR, the positive difference, if any, between the Fair Market Value per share of Stock on the Exercise Date less the Fair Market Value per share of Stock on the Award Date.

2.15	“Fair Market Value” means, as of any Valuation Date, the fair market value per issued and outstanding share of Stock as set forth in the annual valuation of the ESOP either (a) for the year the end of which coincides with the Valuation Date, or (b) if (a) is inapplicable, for the year immediately preceding the year which includes the Valuation Date; provided, however, that if the ESOP does not exist on such Valuation Date, “Fair Market Value” means the fair market value per each such share of Stock as determined by the Committee in its sole discretion.

2.16	“Group” means the Company and Subsidiaries, as consolidated.

2.17	“Key Employee” means any officer of an Employer or any other Employee who the Committee determines is employed in an important management or other high-level position primarily responsible for the management, growth, and success of the Employer and who is expected to have a significant impact on the Group’s growth and profitability.

2.18	“Normal Retirement Age” means the later of the Participant’s 65th birthday or fifth anniversary of employment by the Group.

2.19	“Participant” means any Key Employee who has received an Award.

2.20	“Permanent Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least 12 months, as determined by the Committee in its sole discretion.

2.21	“Plan” means The Newark Group, Inc. Stock Appreciation Rights Plan, as set forth herein.

2.22	“Plan Year” means the fiscal year of the Company.

2.23	“President” means the President of the Company.

2.24	“SAR” means one stock appreciation right granted to a Participant, as described in section 6.

2.25	“SAR Account” means the account established and maintained on the Company’s books pursuant to section 8.

2.26	“Stock” means the Company’s common stock, no par value per share.

2.27	“Subsidiary” means any corporation the majority of the issued and outstanding shares of which are owned directly or indirectly by the Company.

2.28	“Valuation Date” means any date as of which Fair Market Value is to be determined.

2.29	“Vesting Date” means, with respect to any SAR, the date on which such SAR vests in accordance with Section 9.

Section 3.	Eligibility

Only Key Employees are eligible to participate in the Plan.

Section 4.	Administration

4.1	Appointment of Committee. The Board shall appoint a Plan Committee, which shall have such authority and responsibility as specified herein. The Committee shall consist of not less than three (3) members of the Board, one of whom shall be the Chairman and one of whom shall be the President, and who shall serve at the pleasure of the Board. The Board shall designate one Committee member as chairman of the Committee, and may appoint a secretary of the Committee (who need not be a member of the Committee).

4.2	Quorum. A majority of Committee members shall constitute a quorum, and all determinations of the Committee at any meeting shall be made by a majority of Committee members present at such meeting.

4.3	Committee Members as Participants. A person who is a Committee member may be a Participant, but shall abstain from any deliberation or vote of the Committee relative to any Award to be granted to him.

4.4	Governing Rules. The Committee may establish such rules and regulations relating to the Plan and/or governing the conduct of its business as it deems advisable in its sole discretion; provided, however, that no such rules or regulations shall be inconsistent with any Plan terms.

4.5	Interpretation. The Committee shall have the sole and exclusive responsibility to interpret the Plan, including determining severability of any and all of its provisions, and to make all other determinations in connection with the administration of the Plan not inconsistent with the terms of the Plan. The Committee’s decision in connection therewith shall be final, conclusive, and binding with respect to all Employees, Participants, and other persons.

4.6	Additional Terms. The Committee may subject any SARs to such additional terms and conditions (not inconsistent with any Plan terms) as may be specified in the Award, including, without limitation, additional restrictions or conditions on the exercise of such SARs.

Section 5.	Granting of Awards

5.1	Awards. The Committee shall determine in its sole discretion (a) which, if any, Key Employees shall become Participants for any Plan Year, (b) the number of SARs constituting any Award to a Participant, and (c) the Award Date. Factors influencing individual Awards include, but shall not be limited to, the Key Employee’s job performance, the nature of services rendered and expected to be rendered by the Key Employee, and the current and projected profitability of the Key Employee’s Employer and the Group. The Committee may grant an Award to a Key Employee at any time.

5.2	Participant Notification. The Committee or its designee shall give written notification to any Key Employee it selects as a Participant for any Plan Year of (a) his or her selection, (b) the number of SARs constituting his or her Award for such Plan Year, (c) the Award Date, (d) the Fair Market Value of each SAR as of the Award Date and, as soon as practicable following a Participant’s exercise of vested SARs in accordance with the Plan, as of the Exercise Date, (e) the Vesting Dates and Exercise Period for such Award, and (f) all of the terms and conditions of the Plan. Generally, such notification will be made no earlier than December 1st of the Plan Year for which the Award is being made and no later than February 15th of the immediately following Plan Year.

Section 6.	Valuation of SARs

The granting of a SAR provides a right to a Participant, in effect, to benefit from the appreciation in value of Stock. However, no Stock or other securities will actually be issued to any Participant. The value of each vested SAR will be determined as of the Exercise Date, and will equal its Exercise Value.

Section 7.	SAR Pool

The Chairman shall determine from time to time the maximum number of SARs to be awarded by the Committee for any Plan Year. Factors influencing such determination shall include, but not be limited to, the Group’s estimated gross profit and net earnings for the Plan Year for which the Award is to be made.

Section 8.	SAR Accounts

SARs granted to a Participant shall be credited to a SAR Account established and maintained on the Company’s books for such Participant. SAR Accounts shall be the record of SARs granted to Participants under the Plan, are established and maintained solely for bookkeeping purposes, and shall not involve any segregation of Company assets.

Section 9.	Vesting of SARs

Except as provided in Sections 11, 12, and 14, SARs constituting an Award shall vest according to the following schedule:

Date	Vested Interest in Award
Award Date	0%
First Anniversary of Award Date	33 1/3%
Second Anniversary of Award Date	66 2/3%
Third Anniversary of Award Date	100%

A Participant shall have a vested interest in that number of SARs constituting any Award which results from multiplying the total number of SARs constituting such Award by the applicable percentage stated above.

Section 10.	Exercise of SARs During Employment

A Participant while employed by the Group may exercise any vested SAR during its Exercise Period.

Section 11.	Termination of Employment

11.1	Generally. Except as provided in subsections 11.2 or 11.3, if a Participant’s employment with the Group terminates at any time and for any reason, whether voluntarily or involuntarily:

(a)	all non-vested SARs will be forfeited, and

(b)	all vested, unexercised SARs shall be deemed exercised at that time.

11.2	Normal Retirement Age; Disability; Death. If a Participant’s employment with the Group terminates at or after his or her Normal Retirement Age for any reason other than Cause, whether voluntarily or involuntarily, or at any earlier age either due to Permanent Disability, death, or such other circumstance as approved by the Committee in its sole discretion:

(a)	all otherwise non-vested SARs will become fully vested at that time, and

(b)	all vested, unexercised SARs shall be exercisable by the Participant (or, if the Participant has died, by his or her personal representative, executor, or administrator, as the case may be) during the period ending on the earlier of the first anniversary of the Participant’s Employment Termination Date or the last day of the Exercise Period with respect to such SARs.

11.3	Cause. Notwithstanding any provision of the Plan to the contrary, if a Participant’s employment with the Group is terminated at any time due to Cause, all unexercised SARs (whether otherwise vested or not) shall automatically be forfeited.

Section 12.	Changes in Capital and Corporate Structure

The Committee may adjust (a) the number of SARs subject to outstanding Awards, (b) the Exercise Value for any Award, (c) the Vesting Dates applicable to any Award, or (d) any other Plan provision, to reflect, in an equitable manner, any change in the capital or corporate structure of the Company that relates to Stock, such as a stock split, stock dividend, stock combination, exchange of shares, recapitalization, reorganization, reclassification, merger, consolidation, or comparable transaction. The determination of the Committee as to any adjustment shall be final and conclusive.

Section 13.	Exercise; Payment

13.1	Exercise. Vested SARs may be exercised only by written notice to the Committee that is signed and dated, setting forth the number of SARs to be exercised as of the Exercise Date.

13.2	Deemed Exercise. Any vested, nonforfeited SAR that remains unexercised at the end of the periods described in Section 10, subsection 11.1(b), subsection 11.2(b), or Section 14, as applicable, shall be deemed exercised at that time.

13.3	Payment. The Participant’s Employer shall pay the Exercise Value of any SARs exercised in accordance with the Plan as soon as practicable after the later of (a) the date on which the Fair Market Value of such SARs as of the Exercise Date has been determined, or (b) the Exercise Date; provided, however, that if the Participant has elected to defer payment in accordance with Section 13.4, payment of the Exercise Value (together with any amount payable as interest in accordance with Section 13.4) shall be deferred to the Participant’s Employment Termination Date.

13.4

Payment Deferral. Each Participant may elect in writing, in such form as the Committee shall approve, to defer payment of the Exercise Value of any SARs pursuant to Section 13.3 to the Participant’s Employment Termination Date. Any such election must be filed with the Committee within thirty (30) days after the date on which the Committee notifies the Participant in writing, in accordance with Section 5.2, of his selection as a Participant for the Plan Year for which such SARs were awarded, and shall be irrevocable after the end of such thirty-day period. If payment of the Exercise Value has been so deferred, the Exercise Value shall be credited with an additional amount as interest, during the period commencing on the later of the dates specified in subsections 13.3(a) and (b) and ending on the Participant’s Employment Termination Date, at such rate(s) as the Committee, in its discretion, shall approve. Any deferred amounts shall be payable out of the general assets of the Company as soon as practicable following the Participant’s Employment Termination Date. The Committee may accelerate any deferred payment upon a showing of hardship by the Participant, as the Committee in its sole discretion may determine.

Section 14.	Mandatory Exercise

Notwithstanding anything to the contrary set forth in the Plan, if the Company adopts either (a) a plan of reorganization pursuant to which it shall merge into, consolidate with, or sell its assets to, any other corporation or entity, or any other corporation or entity shall merge into the Company in a transaction in which the Company shall become a wholly-owned subsidiary of another entity, or (b) a plan of complete liquidation, then the Committee may provide that a Participant shall immediately become fully vested in all otherwise nonvested SARs awarded to him or her, and/or may give a Participant written notice thereof requiring such Participant to exercise his or her vested SARs within thirty (30) days after receipt of such notice, whether or not they would otherwise be exercisable at that time.

Section 15.	Tax Withholding.

Any payments under the Plan shall be subject to reporting and withholding for all applicable taxes.

Section 16.	Nonassignability

Except and to the extent as may be required by law or as provided in the Plan, the interests and rights of any Participant in and to any Award shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge.

Section 17.	Amendment, Suspension or Termination of Plan

The Board may at any time amend, suspend, or terminate the Plan as it may deem advisable, except that no such action shall adversely affect any Participant’s rights which have accrued under the Plan with respect to any Award prior to such action.

Section 18.	Sunday or Holiday

In the event that the time for the performance of any action or the giving of any notice is called for under the Plan within a period of time which ends or falls on a Sunday or legal holiday, such period shall be deemed to end or fall on the next date following such Sunday or legal holiday which is not a Sunday or legal holiday.

Section 19.	Indemnification

Neither the Chairman, the President, nor any member of the Board or Committee, shall be liable for any action, failure to act, or determination made in good faith with respect to this Plan. Employers shall defend, indemnify, and hold harmless their directors, officers, Committee members, and employees against and from any loss or expense arising from any act or omission to act in connection with any responsibility, obligation, or duty in the operation or administration of the Plan, unless any such act or omission to act is due to willful misconduct.

Section 20.	No Employment Rights

Nothing herein shall give any Participant or Key Employee the right to be retained in the service of any Employer or limit the right of any Employer to discipline or terminate the employment of any Participant or Key Employee.

Section 21.	Unfunded Status

The Plan shall be unfunded at all times and all Awards shall be payable only in cash out of the applicable Employer’s general assets. Participants shall have only the rights of general unsecured creditors of their respective Employers with respect to any rights they may have under the Plan.

Section 22.	Section Headings

The headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the respective sections to which they relate.

Section 23.	Notices

Any notice given to the Company hereunder shall be in writing and shall be addressed to the President at 20 Jackson Drive, Cranford, New Jersey, 07016, or at such other address as the Company may hereafter designate to Participants by notice as provided herein. Any notice given to a Participant hereunder shall be in writing and shall be addressed to the Participant at the most recent address of the Participant as maintained in the Company’s records. Notices shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the appropriate party.

Section 24.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its choice or conflicts of law provisions.

Section 25.	Effective Date

The Plan shall become operative and in effect as of May 1, 1995.